Exhibit 99.1

Contact: Beci Brenton Beci.brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—Huntington Ingalls Industries Announces the Election of Jennifer Boykin as Newport News Shipbuilding’s New President as Matt Mulherin Plans for Retirement

NEWPORT NEWS, Va. (May 3, 2017)—Huntington Ingalls Industries (NYSE:HII) announced today that its Board of Directors has elected Jennifer R. Boykin to serve as executive vice president of HII and president of HII’s Newport News Shipbuilding division, effective July 1. She will succeed Matt Mulherin, who announced that he will retire on Aug. 1 after a 36-year career at Newport News Shipbuilding.

Mulherin was named Newport News Shipbuilding’s president in 2011 and is responsible for all engineering, operations and programs at the division, including the most complex ships in the world: nuclear-powered aircraft carriers and submarines.

Prior to this position, Mulherin served as sector vice president and general manager of site operations for Northrop Grumman Shipbuilding – Newport News. He began his career at Newport News Shipbuilding in 1981 as a nuclear test engineer. Since then, he held increasingly responsible positions, including nuclear project manager for Los Angeles-class submarines, director of facilities, director of nuclear engineering and refueling, and director of carrier refueling and overhaul construction. He also served as director and vice president for the next generation of aircraft carriers, the Gerald R. Ford class, and as vice president of all programs, including shipbuilding and repair, Department of Energy, and commercial energy. Mulherin graduated from Virginia Tech in 1981 with a bachelor’s degree in civil engineering.

“Matt has touched every product built by Newport News Shipbuilding during his very successful tenure,” said HII President and CEO Mike Petters. “He has been a part of seven aircraft carrier deliveries and will soon add one more, Gerald R. Ford (CVN 78), to the list. Matt’s leadership in the design, construction and testing of this first-in-class carrier, with myriad new technologies, has been critical to the success of this program. While the delivery of ships has been a large part of his responsibility and legacy, I believe Matt will be most remembered for his open and engaging style of leadership. It’s obvious that he cares deeply for the shipbuilders at Newport News. HII would not be the successful company it is today if it were not for Matt’s leadership during the spin-off six years ago and since that time.”

After Mulherin steps down as Newport News Shipbuilding president, he will assist with the transition and continue to report to Petters until his retirement.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Boykin, who will report to Petters effective July 1, currently serves as vice president, engineering and design for Newport News Shipbuilding. Named to this position in 2012, she is responsible for all ship design, planning yard and topside construction and test engineering.

“Jennifer is an experienced and well-respected leader in our industry,” Petters said. “Her style is collaborative, and she is adept at building strong teams that work well together to deliver exceptional results. Her deep understanding of all levels of our business will help create great value for our customers. Jennifer has demonstrated the leadership skills and strategic vision to lead the Newport News Shipbuilding team to success, and I look forward to her joining my team, and I know Newport News Shipbuilding will be in capable hands.”

Boykin’s shipbuilding career began in 1987 when she joined Newport News Shipbuilding in the nuclear engineering division. She has held progressively responsible positions, including director, facilities and waterfront support; program manager, nuclear engineering division; construction superintendent for the aircraft carrier program during construction of the USS John C. Stennis and USS Harry S. Truman; sector vice president, process excellence; and vice president, mission and quality assurance.

A native of St. Louis, Boykin earned a bachelor’s degree in marine engineering from the U.S. Merchant Marine Academy and a master’s degree in engineering management from The George Washington University.

Boykin is a founding member of the Women’s Initiative Network at Old Dominion University (ODU) and serves as vice chair of the Blueprint Virginia Steering Committee. She is also chair of the Executive Control Board for the National Shipbuilding Research Program and is a member of the LEAD Virginia Board of Directors and Virginia Commonwealth University School of Engineering Foundation Board. She has also served on boards for the American Red Cross and YMCA and on engineering advisory boards for both ODU and the U.S. Merchant Marine Academy.

Photos accompanying this release are available at:

http://newsroom.huntingtoningalls.com/releases/nns-leadership-matt-mulherin-jennifer-boykin.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs nearly 37,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media

in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our future contract costs and perform our contracts effectively; changes in government regulations and procurement processes and our ability to comply with such requirements; our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; risks related to our indebtedness and leverage; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media